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                                                                     EXHIBIT 5.4

                      [SHEARMAN & STERLING LLP LETTERHEAD]






                                  May 28, 2004

Ispat International N.V.
15th Floor, Hofplein 20
3032 AC Rotterdam
The Netherlands

Ladies & Gentlemen:

         We have acted as special United States counsel to Ispat International N.V., a limited liability company organized under the laws of The Netherlands ("IINV"), in connection with the registration of $150,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due 2010 of Ispat Inland ULC, an unlimited liability company organized under the laws of the Province of Nova Scotia (the "Issuer"), and $650,000,000 aggregate principal amount of 9 3/4% Senior Secured Notes due 2014 of the Issuer (collectively, the "Exchange Notes"), and the guarantees thereof by Ispat Inland Inc., Burnham Trucking Company, Inc., Incoal Company, Ispat Inland Mining Company, Ispat Inland Service Corp., Ispat Inland, L.P., 3019693 Nova Scotia U.L.C. and Ispat Inland Finance, LLC (the "Exchange Note U.S. and Canadian Guarantees") and the guarantee thereof by IINV (the "Exchange Note Dutch Guarantee" and, together with the Exchange Note U.S. and Canadian Guarantees, the "Exchange Note Guarantees"), pursuant to a registration statement on Form F-4 and S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         Pursuant to the Registration Statement, the Issuer is offering to exchange (the "Exchange Offer") up to $800,000,000 aggregate principal amount of Exchange Notes for any and all outstanding Senior Secured Floating Rate Notes due 2010 of the Issuer and 9 3/4% Senior Secured Notes due 2014 of the Issuer (collectively, the "Old Notes"), and the guarantees thereof (the "Old Guarantees"). The Exchange Notes and the Exchange Note Guarantees will be issued upon consummation of the Exchange Offer. The Old Notes and the Old Guarantees were, and the Exchange Notes and the Exchange Note Guarantees will be, issued pursuant to an indenture dated as of March 25, 2004 (the "Indenture") among the Issuer, IINV, Ispat Inland Inc., the other guarantors named therein and LaSalle Bank National Association, as trustee.

         In that connection, we have reviewed originals or copies of the Registration Statement and the following documents:

     (a) The Indenture.

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     (b) A form of the Exchange Notes, including the Exchange Note Dutch
Guarantee.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the "Exchange Offer Documents."

         We have also reviewed originals or copies of such other records of IINV and its subsidiaries, certificates of public officials and of officers of IINV and its subsidiaries and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

         In our review of the Exchange Offer Documents and other documents, we have assumed:

         (A) The genuineness of all signatures.

         (B) The authenticity of the originals of the documents submitted to us.

         (C) The conformity to authentic originals of any documents submitted to us as copies.

         (D) That each of the Exchange Offer Documents is the legal, valid and binding obligation of each party thereto, other than IINV, enforceable against each such party in accordance with its terms.

         (E) That:

                    (1) Each of the parties to the Exchange Offer Documents (the "Exchange Offer Parties") is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

                    (2) Each of the Exchange Offer Parties has full power to execute, deliver and perform, and has duly executed and delivered (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery) the Exchange Offer Documents to which it is a party.

                    (3) The execution, delivery and performance by each of the Exchange Offer Parties of the Exchange Offer Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not (a) contravene its certificate or articles of incorporation, bylaws or other organizational documents, (b) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to any such Exchange Offer Party, or (c) result in any conflict with or breach any document or instrument binding on any such Exchange Offer Party of which any addressee hereof has knowledge, has received notice or has reason to know.


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         "Generally Applicable Law" means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to IINV or the Exchange Offer Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term "Generally Applicable Law" does not include any law, rule or regulation that is applicable to IINV or the Exchange Offer Documents solely because of the specific assets or business of any party to any of the Exchange Offer Documents or any of its affiliates.

         Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that, assuming that the Exchange Note Dutch Guarantee to be endorsed on the Exchange Notes has been duly authorized by IINV under Dutch law, and, if and when executed and delivered by IINV in accordance with the terms of the Indenture under Dutch law, and, if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Note Dutch Guarantee will constitute a legal, valid and binding obligation of IINV, enforceable against IINV in accordance with its terms.

         Our opinion expressed above is subject to the following qualifications:

         (a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers) and possible judicial action giving effect to governmental actions or foreign laws affecting creditors' rights.

         (b) Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

         (c) Our opinion expressed above is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus.

                                                 Very truly yours,


                                                 /s/ Shearman & Sterling LLP



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